Exhibit 10.3

EMPLOYMENT AGREEMENT
between
FANNIE MAE
and
J. TIMOTHY HOWARD

TABLE OF CONTENTS

A	EMPLOYMENT TERM	2
1.	Term and Duties	2
2.	Annual Salary; Certain Reimbursements and Fringe Benefits	3
3.	Employee’s Rights Under Certain Plans	4
4.	Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend	9
5.	Termination by Employee; Breach by Employee	12
6.	Resignation as Board Member	14
B	DISABILITY	15
7.	Disability	15
C	DEATH	16
8.	Death	16
D	MISCELLANEOUS	17
9.	Assignment by Employee	17
10.	Funding Prohibitions	17
11.	Disclosure of Information to the Corporation	18
12.	Nondisclosure of Confidential Information	18
13.	Waiver	19
14.	Notice	19
15.	Applicable Law	20
16.	Taxes	20
17.	Benefit	20
18.	Entire Agreement	20
19.	Interpretation	20

20.	Severability	21
21.	Regulatory Approval	26

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EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, effective as of the 1st day of July, 2003, is by and between FANNIE MAE (the “Corporation”) and J. TIMOTHY HOWARD (“Employee”).

WITNESSETH THAT:

     WHEREAS, the Corporation desires to employ Employee as Vice Chairman of the Board and Chief Financial Officer of the Corporation, and Employee desires to serve in such capacity;

     WHEREAS, the Corporation and Employee desire to set forth the terms and conditions of such employment; and

     WHEREAS, the Board of Directors of the Corporation (the “Board”) duly approved and authorized the terms of this Agreement for and on behalf of the Corporation at a meeting held on June 27, 2003, at which meeting a quorum was present, and the Board authorized the Chairman of the Board to finalize and enter into this Agreement with Employee on behalf of the Corporation;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

A. EMPLOYMENT TERM

1.	Term and Duties

     (a) The Corporation hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve, as Vice Chairman of the Board and Chief Financial Officer of the Corporation, upon the terms and conditions herein contained, for a term commencing on July 1, 2003 (the “Effective Date”) and, subject to the terms hereof, terminating on June 30, 2004 (the “Termination Date”). As used in this Agreement, “Employment Term” shall mean the period from the Effective Date until the Termination Date, plus any extension of such period pursuant to the written agreement of the parties.

     (b) Employee is currently a member of the Board. During the Employment Term (including any extension thereof), Employee shall be nominated for election to the Board, and shall be identified as a nominee recommended for election by the Board, at each annual meeting of the stockholders of the Corporation, beginning with the annual meeting held in 2004.

     (c) Employee shall perform such duties for the Corporation as may be determined from time to time by the Chairman of the Board, provided that such duties are reasonable and customary for a corporate vice chairman and chief financial officer.

     (d) The Corporation and Employee acknowledge that the Employment Term may be extended for an additional period by mutual written agreement entered into at any time prior to the expiration of the Employment Term.

2.	Annual Salary; Certain Reimbursements and Fringe Benefits

     (a) Commencing with 2003 and, subject to Paragraphs 4, 5, 7 and 8 below, during the remainder of the Employment Term, the Corporation shall pay to Employee an annual base salary at a rate of (starting May 20, 2003) not less than $675,000, payable in equal biweekly installments on the same dates the other senior officers of the Corporation are paid. Employee’s annual base salary payable pursuant to this Paragraph 2 (including any increases in such salary approved by the Board pursuant to this Paragraph 2) is hereinafter referred to as “Employee’s Basic Compensation.”

     (b) The Board shall, from time to time, review Employee’s Basic Compensation and may increase (but in no event decrease) such compensation for any year after 2003 by such amounts as the Board deems proper. The criteria that the Board may take into consideration in providing for any such increases are the recommendation of the Chairman of the Board, the base compensation payable to vice chairmen or chief financial officers and other comparable officers of comparable financial institutions and corporations, Employee’s ability and performance, any increases in the responsibilities assumed by Employee, the success achieved by the Corporation, any increase or change in the volume, character or variety of the business of the Corporation, increases in the cost of living and any other criteria the Board may deem relevant.

     (c) The Corporation shall reimburse Employee for actual expenses incurred by Employee while Employee is employed under this Agreement or any successor agreement in obtaining tax and investment assistance and advice; provided, however, that in no event shall the Corporation be obligated to reimburse Employee under this Paragraph 2(c) for more than $25,000 for expenses incurred in any calendar year.

     (d) The Corporation shall provide Employee with access to a car and driver for transportation relating to business purposes while Employee is employed under this Agreement or any successor agreement on the same terms as the other members of the Office of the Chairman.

3.	Employee’s Rights Under Certain Plans

     (a) Executive Pension Plan. The Corporation hereby confirms the designation of Employee as a participant in the Executive Pension Plan of the Federal National Mortgage Association (the “Executive Pension Plan”) with a Pension Goal at all times equal to no less than 50% of his High-Three Total Compensation (as such terms are defined in the Executive Pension Plan), as of the Effective Date. The Corporation may amend the Executive Pension Plan from time to time; provided, however, that no such amendment shall adversely modify the vesting schedule or decrease Employee’s Pension Goal or the vested benefits to which Employee or his surviving spouse, if any, would have been entitled under such plan as in effect on the date hereof or, if benefits are improved, as of the date of such improvement.

     (b) Annual Incentive Plan. Employee’s Maximum Potential Award (as defined in the Federal National Mortgage Association Annual Incentive Plan (the “Annual Incentive Plan”)) for each year during the Employment Term, including for this purpose calendar year 2003, shall be 137.5% of Employee’s Basic Compensation. The amount to be paid with respect to such award for each such year shall be determined by the extent to which any Corporate Goals (as defined in the Annual Incentive Plan) are attained. Notwithstanding any provision of the Annual Incentive Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (x) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (y) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below) or (z) Employee is terminated by reason of serious illness, disability pursuant to Paragraph 7(a) below, or death, the Corporation shall pay to Employee at the time of payment of awards to other participants in the Plan (A) the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year but not yet paid by the Corporation for such year and (B) an award calculated assuming 100% attainment of the target corporate goal specified by the Board for the Annual Incentive Plan for the year in which such termination or resignation occurred.

(ii)	In the event that the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement, the Corporation shall pay to Employee the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year but not yet paid by the Corporation for such year.

     (c) Restricted Stock. Notwithstanding any provision of the Fannie Mae Stock Compensation Plan of 2003 (together with any predecessor or successor plans, the “Stock Compensation Plan”) to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, Employee’s rights with respect to shares of Restricted Stock awarded after July 1, 2003 shall continue to vest and the Restricted Period applicable to such shares shall end in accordance with the schedule included in each such grant through the end of the Employment Term.

(ii)	In the event that Employee dies while employed under this Agreement or any successor agreement, Employee’s rights with respect to all shares of Restricted Stock shall become immediately vested and the Restricted Period applicable to such shares shall end in accordance with the terms of the Stock Compensation Plan.

     (d) Performance Shares. If grants of Performance Shares are made to other Participants for future Award Periods under the Stock Compensation Plan, Employee shall likewise be awarded a grant for each such future Award Period. Notwithstanding any provision of the Stock Compensation Plan to the contrary, the following provisions shall apply to Employee with respect to Performance Share awards to him under the Stock Compensation Plan:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, the Corporation shall pay to Employee, after the end of each such Award Period, Actual Awards with respect to Performance Shares previously awarded for each Award Period of the Performance Share Plan in which Employee has completed at least 18 months of service, in each case on a pro rata basis reflecting Employee’s completed months of service in the Award Period, based on the actual achievement of Program Targets for the Award Period and using as the Valuation Date (as defined in the Stock Compensation Plan) (A) in the case of a termination upon a Change in Control, the date of such Change in Control, and (B) in the case of a termination without Cause, the failure of the Corporation to extend the Employment Term or a termination because of serious illness or disability, the last day of the Award Period.

(ii)	In the event that Employee dies while employed under this Agreement or any successor agreement, the Corporation shall pay to Employee’s designated beneficiary or, if none, Employee’s estate as soon as is practicable after the date of Employee’s death, Actual Awards with respect to each Award Period of the Performance Share Plan in which Employee has completed at least 18 months of service, in each case on a pro rata basis reflecting Employee’s completed months of service in the Award Period, based on the Board’s determination of the likelihood of the Corporation’s achievement of Program Targets for the Award Period and using the date of death as the Valuation Date (as defined in the Stock Compensation Plan).

     (f) General Rights Under Benefit Plans. Nothing contained herein is intended to or shall be deemed to affect adversely any of Employee’s rights as a participant under any long- or short-term bonus, stock option, restricted stock or other executive compensation plans, or under any program of perquisites or disability, retirement, stock purchase, retirement savings, health, medical, life insurance, or similar plans of the Corporation now or hereafter in effect. Employee shall at all times during the Employment Term be entitled to participate in all long- or short-term bonus, stock option, restricted stock, and other executive compensation plans, and in all perquisite programs and disability, retirement stock purchase, thrift and savings, health, medical, life insurance, and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate. Except as otherwise provided in this Agreement, Employee’s participation in such plans and programs shall be in accordance with the provisions of such plans and programs applicable from time to time, it being the intent of the parties hereto that nothing in this Agreement shall decrease the rights and benefits of Employee under any such plans and programs as may be in effect from time to time. Except as specifically set forth in this Agreement, or as specifically permitted by the terms of any such plan or program, no right or benefit under any such plan or program shall become vested or exercisable after the termination of Employee’s employment by the Corporation. If for any reason any benefits payable pursuant to this Agreement cannot be paid under the Corporation’s employee benefit or executive compensation plans, such payments shall be made out of the general assets of the Corporation.

4.	Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend

     (a) Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate Employee’s employment hereunder without Cause (as defined in Paragraph 5(b) below) at any time for any reason in its sole discretion on not less than ninety (90) days’ prior written notice to Employee. In the event that (i) the Corporation terminates Employee’s employment pursuant to the immediately preceding sentence, (ii) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below) or (iii) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement, the Corporation shall, subject to Paragraph 4(b) below, continue to pay Employee’s Basic Compensation to Employee at the rate in effect at the time of such termination, resignation or expiration until the later of (A) the expiration of the Employment Term or

(B) one year following the date of such termination or resignation or notification to Employee of such failure to extend. Employee shall, subject to Paragraph 4(b) below, continue to participate in all Employee Welfare Benefit Plans (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder) maintained by the Corporation during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b) Following a termination or resignation pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement or any successor agreement, Employee shall have the duty, commencing on the date six (6) months after the date of such termination, resignation or expiration, to seek other employment or to become self-employed; provided, however, that Employee shall not be required to accept other employment or to become self-employed in any position not at least substantially equivalent (in terms of importance, dignity and responsibilities) to his position as Vice Chairman of the Board and Chief Financial Officer of the Corporation pursuant to this Agreement. Any income received from such employment (including self-employment but excluding service on boards of directors) after such six-month period shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation. Any employee benefits received by Employee in consideration of such employment after such six (6) month period shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so received; provided, however, that Employee’s retirement benefit, if any, pursuant to Paragraph 3(a)

above shall not be reduced on account of any such income or benefits received from such employment.

     (c) If at any time during the Employment Term, there is a material reduction of Employee’s authority as Vice Chairman of the Board and Chief Financial Officer of the Corporation, or any material change in Employee’s functions, duties or responsibilities which would in any material way cause Employee’s position to become less important, with the understanding that a change in the functions reporting to him is not per se material, or if the Corporation shall require Employee to relocate outside the Washington, D.C. area, Employee shall have the right, upon not less than ninety (90) days’ written notice to the Corporation, which notice must be given within four calendar months after the event giving rise to said right, to treat such event as a termination by the Corporation of his employment without Cause pursuant to Paragraph 4(a) above for all purposes under this Agreement, and all of the provisions of this Agreement applicable to such a termination without Cause shall be operative with respect to such termination.

     (d) “Change of Control” shall have occurred if there is a change in the composition of a majority of the Board of Directors elected by the stockholders within twelve (12) months after any “person” (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such sections are in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as such rule is in effect on the Effective Date) of securities representing 25% or more of the combined voting power of the then outstanding securities of the Corporation.

5.	Termination by Employee; Breach by Employee

     (a) Notwithstanding any other provision hereunder, Employee shall have the right to terminate his employment by the Corporation at any time for any reason in his sole discretion on not less than ninety (90) days’ prior written notice to the Corporation. Upon receipt of any such notice from Employee, the Corporation shall have the option, exercisable by giving Employee written notice within thirty (30) days of such receipt, to designate any date after the date of such notice to Employee and prior to the expiration of the aforesaid notice period as the date on which Employee shall cease to be an officer and employee of the Corporation, and the effective date of termination hereunder shall be any such earlier date so designated by the Corporation. In no event shall the termination of Employee’s employment by the Corporation without Cause pursuant to Paragraph 4(a) above, Employee’s termination or resignation within six (6) months following a Change of Control pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement or any successor agreement be deemed to be a termination by Employee pursuant to this Paragraph 5(a).

     (b) Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment hereunder for “Cause,” which shall mean that Employee has materially breached this Agreement by engaging in dishonest or fraudulent actions or willful misconduct or has materially harmed the Corporation by performing his duties in a negligent manner. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless the Corporation shall have provided (i) reasonable notice to Employee setting forth the reasons for the Corporation’s intention to terminate for Cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the Board and (iii) Employee with a notice of termination stating that

Employee was guilty of the conduct set forth in this Paragraph 5(b) and specifying the particulars thereof in detail.

     (c) In the event of a termination pursuant to Paragraph 5(a) or 5(b) above, Employee shall be entitled to all of Employee’s Basic Compensation which has accrued to the date of termination and any benefits or awards (whether of options, stock or other property) which have vested prior to such date. The Corporation shall have no further obligations to Employee.

     (d) In the event of a termination by Employee pursuant to Paragraph 5(a) above, during the period from the effective date of termination to the earlier of (i) the first anniversary thereof and (ii) the expiration of the Employment Term, Employee shall not, directly or indirectly (x) Compete with the Corporation in the United States of America, (y) solicit any officer or employee of the Corporation or any of its affiliates to engage in any conduct prohibited hereby for Employee or to terminate any existing relationship with the Corporation or such affiliate or (z) assist any other person to engage in any activity in any manner prohibited hereby to Employee. As used herein, “Compete” shall mean to engage directly or indirectly in any business, or to become connected directly or indirectly with any business or firm, if a substantial part of such business or the business of any such firm involves transactions in what is commonly known as the secondary market in residential mortgages; provided, however, that Employee shall not be deemed, directly or indirectly, to Compete with the Corporation solely by virtue of Employee’s employment with any corporation or firm involved in transactions in what is commonly known as the secondary market in residential mortgages so long as Employee himself does not participate in such corporation’s or firm’s involvement in such transactions.

     (e) The need to protect the Corporation against Employee’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Employee’s talent and his importance to the Corporation. Accordingly, Employee agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief (without the requirement of a bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of the covenant contained in Paragraph 5(d) above. If for any reason a final decision of any court determines that the restrictions under Paragraph 5(d) above are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in Paragraph 5(d) above as will render such restrictions valid and enforceable.

6.	Resignation as Board Member

     In the event Employee ceases to be employed by the Corporation and Employee is then a member of the Board, Employee hereby agrees that, unless otherwise requested by the Board, he shall submit his resignation as a member of the Board and of the Fannie Mae Foundation in writing on or before the date he ceases to be an officer of the Corporation. If Employee fails or neglects to submit such resignations in writing, this Paragraph 6 may be deemed by the Corporation to constitute Employee’s written resignation as a member of the Board and of the Fannie Mae Foundation effective on the same date that Employee ceases to be an officer of the Corporation.

B. DISABILITY

7.	Disability

     (a) In the event that, while employed under this Agreement or any successor agreement, Employee is prevented from performing his duties hereunder by reason of serious illness or disability, the Corporation may, on sixty (60) days’ prior written notice to Employee, terminate Employee’s employment. Upon the termination of Employee’s employment pursuant to this Paragraph 7(a), the Corporation shall, subject to Paragraphs 7(b) and (c) below, continue to pay Employee’s Basic Compensation at the rate in effect at the time of such termination until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination. Employee shall, subject to Paragraph 7(b) below, continue to participate in all Employee Welfare Benefit Plans maintained by the Corporation during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b) Employee may, in his sole discretion, after the date he ceases to be employed by the Corporation pursuant to Paragraph 7(a) above, engage in regular employment (whether as the employee of another or as a self-employed person). Any income received from such employment, including self-employment, shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation under Paragraph 7(a) above. Any employee benefits received by Employee in consideration of such employment shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so received; provided, however, that Employee’s retirement benefits, if any, pursuant to Paragraph 3(a) above shall not be reduced on account of any such income or benefits resulting from such employment.

     (c) If Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of Employee’s Basic Compensation otherwise payable by the Corporation to Employee pursuant to Paragraph 7(a) above shall be reduced, on a dollar-for-dollar basis (but not below zero), by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to premium payments made by the Corporation.

C. DEATH

8.	Death

     (a) In the event Employee dies while employed under this Agreement or any successor agreement, the Corporation shall pay Employee’s designated beneficiary or, if none, Employee’s estate, in one cash payment an amount equal to 100% of Employee’s Basic Compensation at the rate in effect on the date of his death.

     (b) The parties acknowledge that Employee is covered at the Corporation’s expense under the Corporation’s Executive Insurance Plan by a whole life insurance policy. In addition, during the Employment Term the Corporation shall provide additional insurance coverage for Employee such that the total death benefit provided by such coverage plus the death benefit provided by the whole life insurance contract described in the immediately preceding sentence is 200% of Employee’s Basic Compensation. In order to eliminate the income tax burden on Employee by reason of the imputation of income as a result of such insurance coverages, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such imputed income plus the income taxes imposed on such payment. In the event this Agreement or any successor agreement expires because of the failure of the Corporation to extend such agreement, Employee may, pursuant to the terms of the insurance policy described in the first sentence of this Paragraph 8(b) and the agreement between the Corporation and Employee entered into with respect thereto, acquire such insurance policy by paying the Corporation an amount equal to the sum of all premium payments made by the Corporation on such policy. In the event Employee continues in service with the Corporation until January 1, 2004, such insurance policy shall automatically be transferred to Employee pursuant to the terms of such policy and the agreement between the Corporation and Employee entered into thereunder. In the event of any such transfer, in order to eliminate the income tax burden on Employee by reason of the income arising from such transfer, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such income plus the income taxes imposed on such payment. Nothing contained herein shall reduce any benefit payable pursuant to Paragraph 3(a) above or under the terms of any other qualified or nonqualified pension, executive compensation or welfare plan of the Corporation.

D. MISCELLANEOUS

9.	Assignment by Employee

     Except as otherwise expressly provided in this Agreement, the rights and benefits of Employee pursuant hereto are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

10.	Funding Prohibitions

     All payments to be made under this Agreement shall be paid from the general funds of the Corporation or from the funds set aside or reserved for payment of the

Corporation’s obligations under its employee benefit or executive compensation plans, if any. Employee shall have no right, title or interest in or to any investments which the Corporation may make to aid it in meeting its obligations under this Agreement. All such assets shall be the property solely of the Corporation and shall be subject to the claims of the Corporation’s unsecured general creditors. To the extent Employee or any other person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation and such person shall have only the unsecured contractual agreement of the Corporation that such payments shall be made.

11.	Disclosure of Information to the Corporation

     In the event Paragraph 4 or 7 above becomes applicable, Employee or, in the event of Employee’s incapacity or death, his personal representative shall make available to the Corporation on a confidential basis such records, documents and other information reasonably necessary to enable the Corporation to verify the amount of income available to offset the payments otherwise due Employee pursuant to Paragraph 4 or 7 above.

12.	Nondisclosure of Confidential Information

     Employee shall not, without the prior written consent of the Corporation, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Corporation, except (i) while employed by the Corporation, in the business of and for the benefit of the Corporation, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Corporation, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Paragraph 12, “Confidential Information” shall mean nonpublic information concerning the Corporation’s financial data, strategic business plans, product development (or other proprietary product data), marketing plans and other nonpublic, proprietary and confidential information of the Corporation that is not otherwise available to the public. Confidential Information, however, shall not include information the disclosure of which cannot reasonably be expected to affect adversely the business of the Corporation to a material degree.

13.	Waiver

     The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.	Notice

     Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing transmitted by hand delivery or sent by prepaid courier or registered or certified mail, postage prepaid, to the addresses hereinafter set forth or to such other address as any party hereto may designate in writing and transmit in such manner. Any such notice shall be deemed given when delivered, if transmitted by hand delivery, 24 hours after deposit with a prepaid courier service or 72 hours after deposit in the United States mail, if sent by registered or certified mail.

15.	Applicable Law

     This Agreement shall be governed by the laws of the District of Columbia without regard to any otherwise applicable conflict of laws principles.

16.	Taxes

     The Corporation shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

17.	Benefit

     Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, his spouse, heirs, executors and administrators; provided, however, that the obligations of Employee hereunder shall not be delegated.

18.	Entire Agreement

     The parties hereto agree that this Agreement contains the entire understanding and agreement between them and cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties.

19.	Interpretation

     Wherever reference is made herein to the “failure of the Corporation to extend this Agreement or any successor agreement,” such a failure shall be deemed to have occurred if and only if the Corporation either notifies Employee that it does not desire to extend this Agreement or any successor agreement or that it desires to do so only on terms in the aggregate that are materially less favorable to Employee than those applicable to Employee at the time of said notice. If the Corporation notifies Employee it desires to extend this Agreement or any successor agreement on terms that are in the aggregate substantially similar to or more favorable than those applicable to Employee at the time of said notice, any nonextension shall not be deemed to be a “failure of the Corporation to extend this Agreement or any successor agreement.”

20.	Severability

     Except as provided in Section 21, it is the intent and understanding of each party hereto that, if any term, restriction, covenant, or promise is found to be invalid or otherwise unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but shall be deemed modified to the extent necessary to make it enforceable and, if it cannot be so modified, shall be deemed amended to delete therefrom such provision or portion found to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such finding is made.

21.	Regulatory Approved

     The parties hereto acknowledge and agree that pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended by the Federal Housing

Enterprises Financial Safety and Soundness Act of 1992 (as so amended, the “Act”), 12 U.S.C. 1723a(d), no provision of this Agreement relating to the terms of Employee’s termination of employment shall be effective unless and until such provision has been reviewed and approved by the Director (the “Director”) of the Office of Federal Housing Enterprise Oversight (“OFHEO”). The parties therefore agree as follows:

     (a) The Corporation shall promptly hereafter submit this Agreement to the Director for his review and approval of those terms hereof relating to termination of employment and shall seek diligently to obtain such approval;

     (b) No such provisions shall become effective unless and until the Director’s approval thereof shall have been obtained; and

     (c) The Director’s approval of all such provisions shall be a condition subsequent to the continued effectiveness of this Agreement such that, in the event that the Director shall reject or otherwise refuse to approve any such provision in a timely manner, this Agreement shall thereafter be voidable by Employee on thirty (30) days notice to the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused its name to be ascribed to this Agreement by its duly authorized representative, and Employee has executed this Agreement, each as of the day and the year first above written.

Attest:	FANNIE MAE 3900 Wisconsin Avenue, N.W. Washington, D.C. 20016

/s/ Anthony F. Marra	By: /s/Franklin D. Raines Chairman of the Board of Directors

Witness:

/s/ K. G. Gallo	/s/ J. Timothy Howard J. TIMOTHY HOWARD

rev.